UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934
Date of Report (Date of earliest event reported): December 21, 2010
000-51562
Commission file number
AMERICAN COMMERCIAL LINES INC.
(Exact name of registrant as specified in its charter)

Delaware	75-3177794

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1701 E. Market Street, Jeffersonville, Indiana	47130
(Address of principal executive offices)	(Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On December 21, 2010, American Commercial Lines Inc. (the “Company”) announced the consummation of the previously announced merger of Finn Merger Corporation (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Finn Holding Corporation, a Delaware corporation (“Parent”), with and into the Company (the “Merger”), pursuant to the Agreement and Plan of Merger dated October 18, 2010 (the “Merger Agreement”) by and among the Company, Parent and Merger Sub. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent.
In connection with the Merger, each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than shares held by the Company, Parent or Merger Sub, or held by GVI Holdings, Inc. and certain of its affiliates (“GVI Stockholders”), or by any stockholders who are entitled to, and who properly exercised, appraisal rights under Delaware law, were canceled and converted into the right to receive $33.00 in cash, without interest thereon (the “Per Share Merger Consideration”). GVI Stockholders received $1.75 in cash less than the Per Share Merger Consideration for each share of Company Common Stock. Based on the per share consideration of $33.00 per share and $31.25 per share for the GVI Stockholders, the amount of consideration used was approximately $419 million. The consideration received by the Company’s stockholders was funded through investment capital available to certain private investment funds controlled by Platinum Equity, LLC. Concurrently with the Merger, the Company obtained debt financing pursuant to a credit agreement entered into with Wells Fargo Capital Finance, LLC and certain other lenders party thereto. The Company intends to keep its existing senior secured notes outstanding and will comply with the indenture governing the notes, including making any required offer to purchase the notes upon a change in control.
The foregoing description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the Merger Agreement, which is set forth on Exhibit 2.1 to the Company’s Current Report on 8-K, filed on October 18, 2010 and which is incorporated by reference herein.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
In connection with the Merger, pursuant to a written request submitted by the Company on December 21, 2010 to the Nasdaq Stock Market (“Nasdaq”), after the close of the Nasdaq Global Select Market on December 21, 2010, trading of the Company Common Stock ceased and the listing of the Company Common Stock on the Nasdaq Global Select Market was suspended. The Company also requested that Nasdaq file with the Securities and Exchange Commission an application on Form 25 to delist the Company Common Stock from the Nasdaq Global Select Market and deregister the Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).
The Company intends to file with the Securities and Exchange Commission a certification on Form 15 requesting the deregistration of the Company Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act.
Item 3.03. Material Modification to Rights of Security Holders.
The information set forth in Item 2.01 is incorporated herein by reference.
Item 5.01. Changes in Control of Registrant.
As a result of the Merger, the Company became a wholly-owned subsidiary of Parent. The description of the Merger is contained in Item 2.01 above and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 21, 2010, at the effective time of the Merger, each of Clayton K. Yeutter, Richard L. Huber, Nils E. Larsen, Emanuel L. Rouvelas, Michael P. Ryan and R. Christopher Weber, who constituted the Board of Directors of the Company prior to the Merger (the “Prior Directors”), resigned from their directorships of the Company and from all committees of which they were members, and Eva M. Kalawski, the sole director of Merger Sub immediately prior to the effective time of the Merger, became the sole director of the Company. The resignation of the Prior Directors did not result from any disagreements with the Company regarding any matter related to the Company’s operations, policies or practices. Merger Sub has advised the Company that, to the best of its knowledge, neither Ms. Kalawski nor any of her immediate family members (i) has a familial relationship with any directors or executive officers of the Company or any of its subsidiaries, or (ii) has been involved in any transactions with the Company or any of its subsidiaries, in each case, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Pursuant to the Merger Agreement, the certificate of incorporation of the Company was amended and restated at the effective time of the Merger, a copy of which is attached to this report as Exhibit 3.1. Pursuant to the Merger Agreement, the bylaws of Merger Sub as in effect at the Effective Time became the bylaws of the Company, a copy of which are attached to this report as Exhibit 3.2.
Item 8.01. Other Events.
On December 21, 2010, each of the Company and Platinum Equity issued a press release regarding the closing of the merger.
A copy of each press release is attached hereto as Exhibit 99.1 and Exhibit 99.2 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
3.1	Certificate of Incorporation

3.2	Bylaws

99.1	Press Release, dated December 21, 2010, issued by American Commercial Lines Inc.

99.2	Press Release, dated December 21, 2010, issued by Platinum Equity

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN COMMERCIAL LINES INC. (REGISTRANT)
Date: December 21, 2010	By:	/s/ Thomas R. Pilholski
Thomas R. Pilholski
Senior Vice President Chief Financial Officer

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
3.1	Certificate of Incorporation

3.2	Bylaws

99.1	Press Release, dated December 21, 2010, issued by American Commercial Lines Inc.

99.2	Press Release, dated December 21, 2010, issued by Platinum Equity